Exhibit 99.1

News Release

Arch Chemicals, Inc.

501 Merritt 7

P.O. Box 5204

Norwalk, CT 06856

Investor Contact: Mark E. Faford (203) 229-3820

Press Contact: Dale N. Walter (203) 229-3033

ARCH CHEMICALS CLOSES ON $250 MILLION PRIVATE PLACEMENT OF 4% SENIOR NOTES DUE 12/31/2017

NORWALK, CT, September 9, 2010 — Arch Chemicals, Inc. (NYSE: ARJ) announced that it entered into an agreement with certain institutional investors providing for a private placement of $250 million aggregate principal amount of 4.0% unsecured senior notes due December 31, 2017. The Company issued $125 million principal amount of the notes at closing and the remaining $125 million of notes will be issued on or before December 31, 2010 subject to customary closing conditions. Proceeds from the issuance of the notes will be used for general corporate purposes, including the repayment of the $80 million outstanding on its term loan facility.

Arch Chemicals’ Senior Vice President and CFO Steven C. Giuliano said: “We’re extremely pleased to have completed this new financing agreement. It provides us with a long-term source of funding at a historically-attractive interest rate and provides additional liquidity well in advance of the maturity of our primary bank credit facilities in June 2011. This private placement of seven-year 4.0% notes further strengthens our balance sheet, provides us with additional financial flexibility and enhances our capability to support the long-term, profitable growth prospects in our core Biocides businesses.”

The notes have not been and will not be registered for sale or resale under the Securities Act of 1933, as amended, and may not be offered or sold absent such registration or an applicable exemption from the registration requirements of the Securities Act. This news release shall not constitute an offer to sell or the solicitation of an offer to buy the notes.

About Arch

Headquartered in Norwalk, Connecticut (USA), Arch Chemicals, Inc. (“Arch Chemicals” or the “Company”) is a global Biocides company with annual sales of over $1 billion. Arch and its subsidiaries provide innovative, chemistry-based and related solutions to selectively destroy and control the growth of harmful microbes. The Company’s concentration is in water treatment, hair and skin care products, wood treatment, preservation and protection applications such as for paints and building products, and health and hygiene applications. Arch Chemicals operates in two segments: Biocides Products and Performance Products. Together with its subsidiaries, Arch has approximately 3,000 employees and manufacturing and customer-support facilities in North and South America, Europe, Asia, Australia and Africa. For more information, visit the Company’s Web site at http://www.archchemicals.com.

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Except for historical information contained herein, the information set forth in this communication contains forward-looking statements that are based on management’s beliefs, certain assumptions made by management and management’s current expectations, outlook, estimates and projections about the markets and economy in which the Company and its various businesses operate. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “opines,” “plans,” “predicts,” “projects,” “should,” “targets” and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions (“Future Factors”), which are difficult to predict. Therefore, actual outcomes may differ materially from what is expected or forecasted in such forward-looking statements. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise. Future Factors which could cause actual outcomes to differ materially from those discussed include but are not limited to: general economic and business and market conditions; no improvement or weakening in U.S., European and Asian economies; increases in interest rates; changes in foreign currencies against the U.S. dollar; customer acceptance of new products; efficacy of new technology; changes in U.S. or foreign laws and regulations; increased competitive and/or customer pressure; loss of key customers; the Company’s ability to maintain chemical price increases or achieve targeted price increases; higher-than-expected raw material and energy costs and availability for certain chemical product lines; unexpected changes in the antidumping duties on certain products; increased foreign competition in the calcium hypochlorite markets; inability to obtain transportation for our chemicals; unfavorable court decisions, including unfavorable decisions in appeals of antidumping rulings, arbitration or jury decisions or tax matters; the supply/demand balance for the Company’s products, including the impact of excess industry capacity; failure to achieve targeted cost-reduction programs; capital expenditures in excess of those scheduled; environmental costs in excess of those projected; the occurrence of unexpected manufacturing interruptions/outages at customer, supplier or Company plants; a decision by the Company not to start up the hydrates manufacturing facility; unfavorable weather conditions for swimming pool use; inability to expand sales in the professional pool dealer market; the impact of global weather changes; changes in the Company’s stock price; ability to obtain financing at attractive rates; financial market disruptions that impact our customers or suppliers; gains or losses on derivative instruments; and implementation of the Company’s R&D reorganization consistent with the Company’s expectations.